Exhibit 99.1

PRESS RELEASE For Immediate Release	CONTACT: Jill Swartz (949) 833-8252 Ext. 123 js@tnpre.com

TNP Strategic Retail Trust Acquires

BI-LO Grocery Store in Chester, South Carolina

IRVINE, Calif., (July 26, 2011) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties and other real estate–related assets, announced today the acquisition of a BI-LO grocery store, a 45,817 square foot freestanding building, located within the Chester Plaza Shopping Center in Chester, South Carolina.

Originally constructed in 1991, BI-LO remodeled and expanded the property by more than 15,000 square feet in 1999, adding a bakery, café and pharmacy. BI-LO will implement its “Clean and Bright” store modernization and upgrade program, spending approximately $1.5 million at the Chester location, including exterior paint, new signage, installing new wood flooring in the produce department and increasing marketing and coupon programs. These upgrades are anticipated to increase sales by approximately 20 to 25 percent. BI-LO has occupied this center for more than 19 years and has a long term lease in place through 2019 with options through 2039.

BI-LO is a leading food retailer in the Southeast that employs approximately 15,100 people and operates more than 200 supermarkets throughout North Carolina, South Carolina, Tennessee and Georgia.

“We found the Chester market attractive because of several new development projects we believe are bringing jobs and additional revenue to the local community, including a new $30 million state of the art facility for Southeastern Petroleum and a new $27 million research facility for the Insurance Center for Building Safety Research,” said Thompson National Properties’ senior vice president, acquisitions, Steve Corea.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 — Irvine, CA 92614 — T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of July 8, 2011, TNP Strategic Retail Trust has issued 3,554,060 shares of common stock. The Company currently pays a monthly distribution that equates to an annual 7 percent distribution. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has seven regional offices. As of July 26, 2011, Thompson National Properties manages a portfolio of 153 commercial properties, in 31 states, totaling more than 19.9 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of approximately $2.5 billion. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 — Irvine, CA 92614 — T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com